FOURTH AMENDMENT TO PROMISSORY NOTE

This Fourth Amendment to Promissory Note (the “Fourth Amendment”) is made by and between the parties High Sierra Technologies, Inc., a Nevada Corporation (“HSTI”) and Biored, NV, a Belgian Corporation (“Biored”) to be effective as of the 29th day of July, 2022.

WHEREAS, HSTI and Biored are parties to that certain Promissory Note dated July 30, 2019 that originally accrued interest at a rate of nine percent (9.0%) per annum (the “Note”).

WHEREAS, the Note currently has a Maturity Date, as defined in the Note, and as previously amended, of July 30, 2022.

WHEREAS, due to circumstances unforeseen by the parties to the Note, the parties to the Note now deem it to be in their mutual best interests to further extend said Maturity Date of the Note.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, HSTI and Biored hereby covenant, promise and agree as set forth below.

1.  The Maturity Date of the Note is now extended to July 30, 2023.

2.  For this period of extension, the Note shall bear interest at a rate of twelve percent (12%) per annum.

3.  All other terms, provisions and conditions as are set forth in the Note shall remain the same and shall continue to remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands to this Fourth Amendment to be effective as of the day and date first set forth above.

High Sierra Technologies, Inc., a Nevada Corporation

By:  /s/Gregg W. Koechlein

       Gregg W. Koechlein, its Chief Operating Officer

Biored, NV, A Belgian Corporation

By:  /s/ Anna Cloof

       Anna Cloof, its President